QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.1

EXECUTION COPY

        FIFTH AMENDED AND RESTATED LOAN AGREEMENT

By and Among

WASHINGTON MUTUAL BANK
The Several Lenders from Time to Time Parties Hereto
as the Lenders

and

WASHINGTON MUTUAL BANK
as the Letter of Credit Issuer and the Credit Card Issuer

and

CUTTER & BUCK INC.
as the Borrower

and

WASHINGTON MUTUAL BANK
as the Administrative Agent to the Lenders, the Letter of Credit Issuer
and the Credit Card Issuer

Dated as of January 23, 2003

i

ii

FIFTH AMENDED AND RESTATED LOAN AGREEMENT

        THIS FIFTH AMENDED AND RESTATED LOAN AGREEMENT (this "Agreement") dated as of January 23, 2003 is made by and among CUTTER & BUCK INC., a Washington corporation (the "Borrower"), WASHINGTON MUTUAL BANK, a Washington corporation ("Washington Mutual"), the several banks and other financial institutions from time to time parties to this Agreement (including Washington Mutual in its capacity as a lender, the "Lenders"), Washington Mutual, as issuer of letters of credit (the "Letter of Credit Issuer"), as issuer of credit cards (the "Credit Card Issuer"), and as administrative agent (the "Administrative Agent") in such capacity, for the Lenders, the Letter of Credit Issuer and the Credit Card Issuer (the "Creditor Parties"). This Agreement amends and restates in its entirety the Fourth Amended and Restated Loan Agreement dated as of March 31, 2002 by and among the Borrower, Washington Mutual, and other Lenders including BANK OF AMERICA, N.A., a national banking association ("BofA") and the Creditor Parties (the "Prior Loan Agreement"), as well as the Third Amended and Restated Loan Agreement dated as of November 3, 2000 as modified by a Modification Agreement re Third Amended and Restated Loan Agreement dated as of July 31, 2001 (collectively, the "Third Loan Agreement"), the Second Amended and Restated Loan Agreement dated as of July 28, 2000 (the "Second Loan Agreement"), and the Amended and Restated Loan Agreement dated April 28, 1999 among the Borrower, Washington Mutual (then doing business as Western Bank) and BofA (then known as Bank of America National Trust and Savings Association doing business as Scafirst Bank) (the "Original Loan Agreement").

RECITALS

        The Borrower, Washington Mutual and BofA were parties to the Prior Loan Agreement, the Third Loan Agreement, the Second Loan Agreement and the Original Loan Agreement pursuant to which Washington Mutual and BofA agreed to provide certain credit facilities to the Borrower.

        The Borrower and Washington Mutual are making this Agreement for several purposes, including the following: to reduce the Revolving Commitment amount to $20,000,000 in order to allow BofA to exit the existing facility and to allow the Borrower adequate time to secure alternative long-term financing; to add new collateral; and to amend or adjust the (i) Borrowing Base for Advances, (ii) pricing with respect to Advances, (iii) commitment fee, and (iv) certain financial reporting requirements and financial covenants. The execution of the Assignment and Acceptance (defined below) and the execution of this Agreement shall terminate the loan commitment obligations of BofA under the Prior Loan Agreement and the Security Agreement (defined below). The Borrower and Washington Mutual (in its various capacities) desire to amend and restate the Prior Loan Agreement to reflect the foregoing.

        Accordingly, the parties agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

        Section 1.1    Certain Defined Terms.    As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "Acceptance" means a Draft presented to the Letter of Credit Issuer and accepted by the Letter of Credit Issuer in accordance with Section 2.2(d).

          "Account Debtor" means any Person which is or may be obligated to pay all or any portion of any Receivable owed to Borrower.

          "Additional Cash Deposits" has the meaning set forth in Section 2.5(b) of this Agreement.

          "Administrative Agent" has the meaning specified in the Preamble and as referred to in Section 7.9.

          "Advance" means an advance to the Borrower pursuant to Article II, and refers to a Floating Rate Advance. Revolving Facility Advances may be borrowed as Floating Rate Advances only.

          "Affiliate" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 20% or more of the voting interests of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

          "Agreement" has the meaning specified in the Preamble.

          "Assignment and Acceptance" means an agreement in substantially the form of Exhibit D attached hereto pursuant to which BofA transfers all of its rights and obligations under the Loan Documents to Washington Mutual, thereby terminating the loan commitment obligations of BofA under the Prior Loan Agreement and the Security Agreement.

          "Authorized Officer" means the President, any Senior Vice-President or the Chief Financial Officer or Controller of the Borrower.

          "Benefited Lender" has the meaning specified in Section 6.3(a).

          "BofA" has the meaning specified in the Preamble.

          "Borrower" means Cutter & Buck Inc., a Washington corporation, as also defined in the Preamble.

          "Borrowing" means a borrowing consisting of (a) the making of an Advance, (b) the issuance of a Letter of Credit, (c) the acceptance of Drafts or (d) the funding of risk participations pursuant to Section 2.2(b)(iii) or 2.2(c)(ii).

          "Borrowing Base" means, as of any date of determination, an amount equal to:

      (1)
      The sum of:

      (a)
      an amount equal to 75% of the Net Value of Eligible Receivables, as accurately set forth on the most recent Borrowing Base Report delivered to the Administrative Agent; plus

      (b)
      an amount equal to 100% of Cash Collateral

      (2)
      Minus, the sum of:

      (a)
      The aggregate amount of all Revolving Facility Advances Outstanding; plus

      (b)
      The aggregate amount available to be drawn under all Letters of Credit Outstanding and any amount drawn under Letters of Credit for which the Letter of Credit Issuer has not been reimbursed by Borrower, as provided in Section 2.2(b)(vii); plus

      (c)
      The aggregate amount of all Acceptances Outstanding which have not been paid as provided in Section 2.2(d)(vi); plus

      (d)
      The aggregate principal or stated amounts of Revolving Facility Advances, Letters of Credit and Acceptances for which a Borrowing Request has been made pursuant to Section 2.3 but which have not been disbursed or issued as of the date of determination; plus

        (e)
        The Credit Card sublimit of $250,000.

          "Borrowing Base Report" means a report in substantially the form of Exhibit B hereto, or in such other form as the Administrative Agent may specify from time to time, to be delivered by Borrower in accordance with the provisions of this Agreement.

          "Borrowing Request" means a request made by the Borrower to the Administrative Agent for (a) a Borrowing or (b) the conversion or continuation of an Advance pursuant to the terms of this Agreement and shall, if requested by the Administrative Agent, be in the form of a Notice of Borrowing attached as Exhibit C.

          "Business Day" means a day of the year on which banks are not required or authorized to close in Seattle, Washington and, if the applicable Business Day relates to any LIBOR Rate Advances, on which dealings are carried on in the London interbank market.

          "Cash Collateral" means a minimum of $7,000,000 to be deposited in a business money market account with and pledged to Washington Mutual by the Borrower pursuant to the terms of the Collateral Account Security Agreement. Such amount shall be increased above the minimum as required by Sections 2.2(b)(i) and (ii), and Section 2.5(b) of this Agreement, as also reflected in the Borrowing Base Report and the Collateral Account Security Agreement.

          "Capital Expenditures" means expenditures in respect of the purchase or other acquisition of fixed or capital assets that are required to be capitalized for financial reporting purposes in accordance with GAAP.

          "Collateral" means the collateral described in the Security Agreement, the Collateral Account Security Agreement, or any other Loan Document at any time now or hereafter in effect between the Borrower and the Administrative Agent, acting on behalf and for the benefit of each of the Creditor Parties, including all items of real and personal property in which the Administrative Agent holds a Lien to secure the credit facilities described in this Agreement.

          "Collateral Account Security Agreement" means an agreement in substantially the form of Exhibit F hereto.

          "Commercial Letters of Credit" means irrevocable commercial letters of credit issued pursuant to Section 2.2(b) from time to time by the Letter of Credit Issuer or one of its correspondents for the account of the Borrower.

          "Commitment" means, with respect to each Lender, the dollar amount constituting a portion of the Revolving Commitment set forth opposite such Lender's name on Exhibit E hereof, including any recalculation thereof resulting from an assignment of any portion of its rights and obligations under this Agreement pursuant to Section 8.5(c).

          "Commitment Percentage" means, as to any Lender at any time, the percentage which such Lender's Commitment then constitutes of the Revolving Commitment.

          "Credit Card Issuer" means Washington Mutual Bank, also as defined in the Preamble.

          "Credit Card Participant" means as to any Credit Card, each Lender other than the Letter of Credit Issuer,

          "Credit Cards" means one or more business Visa Cards issued pursuant to Section 2.2(c) for the account of the Borrower.

          "Creditor Parties" has the meaning specified in the Preamble.

          "Default" has the meaning specified in the definition of "Event of Default."

          "Default Rate" has the meaning specified in Section 2.4(b).

          "Dollars", "dollars" or the symbol "$" means lawful money of the United States of America denominated in United States dollars.

          "Draft" has the meaning specified in Section 2.2(d).

          "Effective Date" means January 23, 2003.

          "Eligible Receivables" means, as of any date of determination, all Receivables of Borrower in which the Administrative Agent holds an attached, fully perfected, first-priority security interest under the Security Documents for the benefit of the Lenders, the Letter of Credit Issuer, the Credit Card Issuer and which are otherwise satisfactory to the Administrative Agent in all respects; provided, however, that Eligible Receivables do not include the following:

              (i)  Receivables which, as of such date, have not been paid within 60 days after the due date;

            (ii)  Receivables with respect to which the Account Debtor is an officer, employee, agent or Affiliate of Borrower;

            (iii)  Receivables which are Foreign Receivables;

            (iv)  Receivables with respect to which the Account Debtor is the United States or any department, agency, or instrumentality thereof (unless such Receivables have been properly assigned to the Administrative Agent for the benefit of the Lenders, the Letter of Credit Issuer and the Credit Card Issuer under the Federal Assignment of Claims Act of 1940 and notice of which assignment has been given to and acknowledged by the United States in a writing satisfactory to the Administrative Agent) or any other governmental authority or entity;

            (v)  Receivables the amounts of which cannot be confirmed by the Administrative Agent or with respect to which circumstances or facts exist which, as determined in the Administrative Agent's sole discretion, would impair or delay the collectibility of all or a portion thereof;

            (vi)  Receivables to the extent they are subject to reduction by virtue of any claim of reduction, counterclaim, set-off, recoupment or any claim for credits, allowances or adjustments (including discounts, disputes, rebates, warranties and expected returns);

          (vii)  Receivables with respect to which the Account Debtor is the subject of any bankruptcy, receivership or other Insolvency Proceeding;

          (viii)  Receivables with respect to which the Account Debtor does not have a credit standing satisfactory to the Administrative Agent as determined in the Administrative Agent's reasonable discretion;

            (ix)  Receivables which are subject to any Lien other than Permitted Liens described in parts (a), (b) and (c) of the definition of "Permitted Liens";

            (x)  Receivables with respect to which goods are placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor may be conditional;

            (xi)  Receivables with respect to which the goods have not been shipped or delivered, or the services have not been rendered to the Account Debtor; and

          (xii)  Receivables represented by promissory notes or other instruments or chattel paper which have not been indorsed and delivered to the Administrative Agent for the benefit of the Lenders, the Letter of Credit Issuer and the Credit Card Issuer in a manner satisfactory to the Administrative Agent.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Event of Default" means any of the events specified in Section 6.1, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act, and "Default" shall mean any of such events, whether or not any such requirement has been satisfied.

          "Faxed Document" has the meaning specified in Section 2.2(b)(ix).

          "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

          "Floating Rate" means, with respect to any Floating Rate Advance, a floating rate (redetermined daily) equal to the interest rate per annum reported as the Prime Rate in the Money Rates section of The Wall Street Journal (Western Edition). If The Wall Street Journal ceases reporting the Prime Rate as currently reported, the Floating Rate shall be another reasonably comparable rate selected by the Administrative Agent.

          "Floating Rate Advance" means an Advance which bears interest at a rate determined by reference to the Floating Rate as provided in Section 2.4(a).

          "Foreign Receivables" means Receivables with respect to which the Account Debtor is not created and existing under the laws of the United States or of one of its states and with a principal place of business in the United States.

          "Funded Debt" means, as of any date of determination, (a) the Indebtedness of the Borrower under this Agreement, plus (b) any other Indebtedness of the Borrower or its subsidiaries that (i) has a stated maturity date in excess of one year from the date of the creation of such Indebtedness or (ii) has a stated maturity date of one year or less from the date of creation of such Indebtedness but is renewable or extendable at the option of the Borrower.

          "GAAP" means generally accepted accounting principles in the United States.

          "Governing Laws" has the meaning specified in Section 8.7.

          "Indebtedness" means, with respect to any Person: (i) all items of indebtedness or liability which would be included in determining total liabilities as shown on the liability side of a balance sheet as of the date as of which indebtedness is determined; (ii) indebtedness secured by any Lien on property carried on the asset side of the balance sheet of such Person whether or not such indebtedness shall have been assumed; (iii) any other indebtedness or liability for borrowed money or for the deferred purchase price of property or services for which such Person is directly or contingently liable as obligor, guarantor, or otherwise, or in respect of which such Person otherwise assures a creditor against loss; and (iv) any other obligations of such Person under leases which shall have been or, pursuant to GAAP, should be recorded as capital leases.

          "Indemnified Parties" and "Indemnified Party" each have the meaning specified in Section 8.4(c).

          "Indemnified Liabilities" has the meaning specified in Section 8.4(c).

          "Insolvency Proceeding" means any proceeding commenced by or against any Person under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, any assignment for the benefit of creditors, or any other proceeding seeking reorganization, arrangement or other relief from Indebtedness.

          "Lenders" has the meaning specified in the Preamble.

          "Letter of Credit" means any letter of credit issued by the Letter of Credit Issuer or one of its correspondents for the account of the Borrower in accordance with the provisions of Section 2.2(b), which letter of credit shall be: (i) in the case of a Commercial Letter of Credit, issued in connection with the purchase of inventory by the Borrower and, in the case of a Standby Letter of Credit, issued for such other purposes, if any, for which the Borrower has historically obtained letters of credit or for such other purposes as are acceptable to the Lender; (ii) denominated in United States Dollars, and (iii) otherwise in such form as may be approved from time to time by the Letter of Credit Issuer.

          "Letter of Credit Agreements" means, collectively, the Continuing Agreement for Commercial Letters of Credit dated as of January 29, 1997 from the Borrower to the Letter of Credit Issuer and the Continuing Agreement for Standby Letters of Credit dated as of January 29, 1997 from the Borrower to the Letter of Credit Issuer.

          "Letter of Credit Issuer" means Washington Mutual Bank, as defined in the Preamble.

          "Letter of Credit Participant" means as to any Letter of Credit, each Lender other than the Letter of Credit Issuer.

          "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction).

          "Loan Documents" means this Agreement, the Notes, the Letter of Credit Agreements, the Security Documents, the Assignment and Acceptance, and all other documents, instruments and agreements related thereto, including all documentation delivered pursuant to Section 2.2(b)(ii).

          "Net Value" means, as of any date of determination, with respect to Eligible Receivables, the aggregate amount remaining due and unpaid in respect thereof.

          "Notes" means the Revolving Facility Notes.

          "Notice of Borrowing" means a written notice in the form of Exhibit C.

          "Obligations" means, collectively, as of any date of determination, any and all obligations owing to Washington Mutual, in any of its capacities under this Agreement and the other Loan Documents, including (i) all Advances Outstanding, (ii) obligations in respect of Acceptances Outstanding and Letters of Credit Outstanding and (iii) all obligations in respect of Credit Cards.

          "Original Loan Agreement" has the meaning specified in the Preamble.

          "Outstanding" means, as of any date of determination, (a) with respect to Letters of Credit, all Letters of Credit issued pursuant to Section 2.2(b), with respect to which the full amount available to be drawn thereunder has not been drawn and which have not expired at their stated expiration dates or otherwise in accordance with their terms or been surrendered to the Letter of Credit Issuer for cancellation, or (b) with respect to Advances, the principal amount thereof remaining unpaid and owing by the Borrower. As used in connection with Acceptances, the term "Outstanding" shall have the meaning specified in Section 2.2(d)(v).

          "Permitted Liens" means (a) Liens securing the Obligations, (b) Liens for taxes, assessments or similar charges either not yet due or being contested in good faith, (c) Liens of material men, mechanics, warehousemen or carriers, or other like Liens arising in the ordinary course of business and securing obligations which are not yet delinquent, (d) purchase money Liens or purchase money security interests upon or in any property acquired or held by the Borrower in the ordinary course of business to secure Indebtedness outstanding on the Effective Date or permitted to be incurred under Section 5.2(a), (e) Liens which, as of the Effective Date, have been disclosed to and approved by the Lender in writing, (f) Liens which in the aggregate constitute an immaterial and insignificant monetary amount with respect to the net value of the Borrower's assets, and (g) Liens granted pursuant to capital leases.

          "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or any governmental authority or entity.

          "Prior Loan Agreement" has the meaning specified in the Preamble.

          "Purchasing Lenders" has the meaning specified in Section 8.5(c).

          "Receivables" means all of Borrower's rights to payment arising from the sale of products by Borrower or the provision of services by Borrower, in either case in the ordinary course of business, whether now in existence or arising from time to time hereafter, including rights evidenced by an account, account receivable, note, contract right, security agreement, chattel paper or other evidence of indebtedness.

          "Register" has the meaning specified in Section 8.5(d).

          "Required Lenders" means, at any date, the Lenders having an aggregate Commitment Percentage equal to 100% of the Commitment.

          "Revolving Commitment" has the meaning specified in Section 2.1.

          "Revolving Facility" has the meaning specified in Section 2.1.

          "Revolving Facility Advances" means Advances by the Lenders to the Borrower under the Revolving Facility as Floating Rate Advances.

          "Revolving Facility Note" means the promissory note payable to the order of each of the Lenders, in substantially the form of Exhibit A, in the amount of such Lender's Commitment Percentage, evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from Borrowings under the Revolving Facility.

          "Second Loan Agreement" has the meaning specified in the Preamble.

          "Security Agreement" means the Fourth Amended and Restated Security Agreement dated March 31, 2002 by and between the Borrower and the Administrative Agent as secured party on behalf of the Creditor Parties (including BofA as a lender).

          "Security Documents" means the Security Agreement, the Collateral Account Security Agreement, and all other documents, instruments and agreements (a) under which any Person grants a security interest to the Administrative Agent on behalf and for the benefit of the Creditor Parties for the purpose of securing the obligations of the Borrower contained in this Agreement and the other Loan Documents, or (b) which relate to the perfection of such a security interest.

          "Standby Letters of Credit" means irrevocable standby letters of credit issued pursuant to Section 2.2(b) from time to time by the Letter of Credit Issuer or one of its correspondents for the account of the Borrower.

          "Tangible Net Worth" means the sum of common stock, additional paid in capital and retained earnings of the Borrower and its subsidiaries calculated on a consolidated basis in accordance with GAAP.

          "Termination Date" means March 11, 2003, unless earlier terminated pursuant to Section 6.2.

          "Transferee" has the meaning specified in Section 8.5(f).

          "UCC" means the Uniform Commercial Code as enacted in the state of Washington (presently Revised Code of Washington title 62A).

          "UCP" has the meaning specified in Section 8.7.

          "Unused Acceptance Sublimit" means, as of any date of determination, an amount equal to $5,000,000 minus the sum of (a) the aggregate amount of all Acceptances Outstanding as provided in Section 2.2(d) and (b) the aggregate amount of Acceptances for which a Borrowing Request has been made but for which Drafts have not been accepted by the Letter of Credit Issuer.

          "Unused Revolving Facility Commitment" means, as of any date of determination, an amount equal to the Revolving Commitment minus the sum of: (a) the aggregate principal amount of all Revolving Facility Advances Outstanding, (b) the aggregate amount available to be drawn under all Letters of Credit Outstanding and the aggregate amount drawn under Letters of Credit for which the Letter of Credit Issuer has not been reimbursed, as provided in Section 2.2(b)(vii), (c) the aggregate amount of all Acceptances Outstanding which have not been paid, as provided in Section 2.2(d)(vi), (d) the aggregate principal, stated or face amounts of Revolving Facility Advances, Letters of Credit and Acceptances for which a Borrowing Request has been made pursuant to Section 2.3(a) but which have not been disbursed or issued as of the date of determination, and (e) the Credit Card sublimit of $250,000.

          "Unused SLC Sublimit" means, as of any date of determination, an amount equal to $3,000,000 minus the sum of (a) the aggregate amount available to be drawn under all Standby Letters of Credit Outstanding and the aggregate amount drawn under Standby Letters of Credit for which the Letter of Credit Issuer has not been reimbursed or which has not been converted into a Floating Rate Advance, as provided in Section 2.2(b)(vii) and (b) the aggregate stated amounts of Standby Letters of Credit for which a Borrowing Request has been made pursuant to Section 2.3(a) but which have not been issued as of the date of determination.

          "Washington Mutual" has the meaning specified in the Preamble.

          "Working Capital" means current consolidated assets of the Borrower and its subsidiaries minus current consolidated liabilities of the Borrower and its subsidiaries, as defined according to GAAP.

        Section 1.2    Computation of Time Periods.    In this Agreement, in the computation of periods of time from a specified date to a later specified date: (a) the word "from" means "from and including," (b) the words "to" and "until" each means "to but excluding"; and (c) the word "through" means "through and including."

        Section 1.3    Accounting Terms.    All accounting terms not specifically defined in this Agreement shall be construed, and all accounting procedures shall be performed, in accordance with GAAP applicable as of the date of this Agreement, consistently applied.

ARTICLE II

AMOUNTS AND TERMS OF THE BORROWINGS

        Section 2.1    The Revolving Facility.    Subject to the terms and conditions of this Agreement, each Lender severally agrees to make available to the Borrower for working capital and general corporate purposes its Commitment Percentage of a revolving credit facility (the "Revolving Facility") in the maximum amount of $20,000,000 (the "Revolving Commitment"), consisting of (i) Floating Rate

Advances, (ii) Standby Letters of Credit, (iii) Commercial Letters of Credit, (iv) Credit Cards, and (v) Acceptances; provided, however, that:

          (a)  The aggregate stated amount of Standby Letters of Credit at any time Outstanding may not exceed $3,000,000;

          (b)  The aggregate credit limit of all Credit Cards issued to the Borrower may not exceed $250,000;

          (c)  The Letter of Credit Issuer shall be obligated to issue Commercial Letters of Credit in an aggregate stated amount equal to, but not to exceed, the full amount of the Unused Revolving Facility Commitment;

          (d)  The Letter of Credit Issuer shall be obligated to issue Standby Letters of Credit in an aggregate stated amount equal to, but not to exceed, the full amount of the, Unused SLC Sublimit; and

          (e)  The aggregate amount of Acceptances at any time Outstanding may not exceed $5,000,000.

        Section 2.2    The Borrowings.

          (a)    Advances Under the Revolving Facility.

              (i)  Each Lender agrees, on the terms and conditions set forth below, to make its pro rata share of Advances to the Borrower from time to time on any Business Day during the period from the Effective Date to the Termination Date in an aggregate amount not to exceed such Lender's Commitment Percentage of the lesser of the Unused Revolving Facility Commitment and the Borrowing Base. Within such limits, the Borrower may request an Advance under the Revolving Facility on any Business Day and may prepay such Advance pursuant to Section 2.7 and re-borrow under the Revolving Facility pursuant to this Section 2.2(a).

            (ii)  Each request for an Advance shall be in an amount not less than $500,000, or an integral multiple of $100,000 in excess thereof.

          (b)    Issuance of Letters of Credit under the Revolving Facility.

              (i)  The Letter of Credit Issuer agrees that it shall, on the terms and conditions set forth below, provide Standby Letters of Credit for the account of the Borrower; provided, however, that no Standby Letter of Credit shall be issued if the stated amount thereof exceeds the least of the Unused Revolving Facility Commitment, the Unused SLC Sublimit or the Borrowing Base. No Standby Letter of Credit shall have an expiration date that is more than one hundred and twenty (120) days after the Termination Date. Notwithstanding the foregoing, if any Letter of Credit is or will be Outstanding as of the Termination Date, the Borrower shall deliver to the Letter of Credit Issuer on or before the Termination Date one of the following, in an amount equal to the face amount of such Letter of Credit: (A) additional Cash Collateral for the Borrower's obligations with respect to each Letter of Credit, or (B) an irrevocable letter of credit issued by a bank acceptable to the Letter of Credit Issuer and drawn in favor of the Letter of Credit Issuer. A Standby Letter of Credit may provide for a single draw or a number of partial draws, as specified by the Borrower.

            (ii)  The Letter of Credit Issuer agrees that it shall, on the terms and conditions set forth below, provide Commercial Letters of Credit for the account of the Borrower; provided, however, that no Commercial Letter of Credit shall be issued if the stated amount thereof exceeds the lesser of the Unused Revolving Facility Commitment or the Borrowing Base. No Commercial Letter of Credit shall have an expiration date that is more than one hundred twenty (120) days after the Termination Date. Notwithstanding the foregoing, if any Letter of Credit is or will be Outstanding as of the Termination Date, the Borrower shall deliver to the

    Letter of Credit Issuer on or before the Termination Date one of the following, in an amount equal to the face amount of such Letter of Credit: (A) additional Cash Collateral for the Borrower's obligations with respect to each Letter of Credit, or (B) an irrevocable letter of credit issued by a bank acceptable to the Letter of Credit Issuer and drawn in favor of the Letter of Credit Issuer. A Commercial Letter of Credit may provide for a single draw or a number of partial draws, as specified by the Borrower.

            (iii)  The Letter of Credit Issuer hereby grants to each Letter of Credit Participant, and, to induce the Letter of Credit Issuer to issue Letters of Credit hereunder, each Letter of Credit Participant hereby accepts and purchases from the Letter of Credit Issuer, on the terms and conditions set forth below, for such Letter of Credit Participant's own account and risk, an undivided interest equal to such Letter of Credit Participant's Commitment Percentage in the Letter of Credit Issuer's obligations and rights under each Letter of Credit issued by the Letter of Credit Issuer hereunder and the amount of each draft paid by the Letter of Credit Issuer thereunder. Each Letter of Credit Participant unconditionally agrees with the Letter of Credit Issuer that, if a draft is paid under any Letter of Credit issued by the Letter of Credit Issuer for which the Letter of Credit Issuer is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such Letter of Credit Participant shall, upon demand by the Letter of Credit Issuer, pay to the Administrative Agent for the account of the Letter of Credit Issuer an amount equal to such Letter of Credit Participant's Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed. Any amount so paid shall be a Borrowing hereunder.

            (iv)  If any amount required to be paid by any Letter of Credit Participant to the Letter of Credit Issuer pursuant to Section 2.2(b)(iii), in respect of any unreimbursed portion of any payment made by the Letter of Credit Issuer under any Letter of Credit, is paid to the Administrative Agent for the account of the Letter of Credit Issuer within three Business Days after the date such payment is due, such Letter of Credit Participant shall, upon demand by the Letter of Credit Issuer, pay to the Administrative Agent for the account of the Letter of Credit Issuer an amount equal to the product of (a) such amount, times (b) the Federal Funds Effective Rate, during the period from and including the date such payment is required to the date on which such payment is immediately available to the Administrative Agent for the account of the Letter of Credit Issuer, times (c) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any Letter of Credit Participant pursuant to Section 2.2(b)(iii) is not in fact made available to the Administrative Agent for the account of the Letter of Credit Issuer by such Letter of Credit Participant within three Business Days after the date such payment is due, the Letter of Credit Issuer shall be entitled to recover from such Letter of Credit Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Floating Rate Advances hereunder. A certificate of any Letter of Credit Issuer submitted to any Letter of Credit Participant with respect to any amounts owing under this Section 2.2(b) shall be conclusive in the absence of manifest error.

            (v)  Whenever, at any time after the Letter of Credit Issuer has made payment under any Letter of Credit issued by the Letter of Credit Issuer and has received from any Letter of Credit Participant its pro rata share of such payment in accordance with Section 2.2(b)(iii), the Letter of Credit Issuer receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise), or any payment of interest on account thereof, the Letter of Credit Issuer will distribute to such Letter of Credit Participant its pro rata share thereof, provided, however, that in the event that any such payment received by the Letter of Credit Issuer shall be required to be returned by the Letter of Credit Issuer, such Letter of

    Credit Participant shall return to the Letter of Credit Issuer the portion thereof previously distributed by the Letter of Credit Issuer to it.

            (vi)  No Letter of Credit shall be issued unless it is issued in accordance with the Letter of Credit Issuer's customary requirements, standards, fees and procedures and as set forth in the Letter of Credit Agreements and the Letter of Credit Issuer's other customary letter of credit documentation requirements, nor if it is for a purpose not described in the definition of "Letter of Credit" in Section 1.1.

          (vii)  The Borrower shall reimburse the Letter of Credit Issuer for any draw on any Letter of Credit by making payment thereof to the Lender by 3:00 P.M. (Seattle time) on the date on which such draw is paid or, if any draw is to be made pursuant to a time draft, by 3:00 P.M. (Seattle time) at least one Business Day prior to the maturity of such time draft. Unless reimbursement is made by 3:00 P.M. (Seattle time) on any such date, the Borrower shall be conclusively deemed to have made a Borrowing Request requesting a Floating Rate Advance under the Facilities to be made on such date in an amount equal to the amount of such draw. Such a deemed Borrowing Request will be honored only if it would have been honored if actually made by the Borrower.

          (viii)  The obligations of the Borrower to reimburse the Letter of Credit Issuer for drawings made under each Letter of Credit shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including (it being understood that any such payment by the Borrower shall be without prejudice to, and shall not constitute a waiver of, any rights the Borrower might have or might acquire against the beneficiary of the Letter of Credit as a result of the payment by the Letter of Credit Issuer of any draft or the reimbursement by the Borrower thereof): (A) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against a beneficiary of any Letter of Credit or against the Letter of Credit Issuer, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction; (B) any lack of validity or enforceability of any Letter of Credit or any other Loan Document, (C) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (D) any interruption, error or delay in transmission or delivery by facsimile or any other method, (E) payment by the Letter of Credit Issuer of any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit; (F) any other circumstances or happening whatsoever, which is similar to any of the foregoing; or (G) the fact that any Default or Event of Default shall have occurred and be continuing.

            (ix)  In connection with the Letters of Credit to be issued under the Revolving Facility, the Borrower may submit communications (a "Faxed Document") to Letter of Credit Issuer by facsimile transmission. With respect to such facsimile transmission, the Borrower agrees as follows:

              (A)  Each such Faxed Document shall be deemed an original document and shall be effective for all purposes as if it were an original. The Borrower shall retain the original of any Faxed Document and shall deliver it to the Letter of Credit Issuer on request.

              (B)  If the Borrower sends the Letter of Credit Issuer a manually signed confirmation of a Faxed Document, the Letter of Credit Issuer shall have no duty to compare it to the previously received Faxed Document nor shall it have any liability or duty to act should the contents of the confirmation differ therefrom. Any manually signed confirmation of a Faxed Document must be conspicuously marked "previously transmitted by facsimile," and the Letter of Credit Issuer shall not be liable for the issuance of duplicate Letters of

      Credit or amendments thereto that result from the Letter of Credit Issuer's receipt of confirmations not so marked.

              (C)  The Borrower shall have sole responsibility for the security of using facsimile transmissions and for any authorized or unauthorized Faxed Document received by the Letter of Credit Issuer, purportedly on behalf of the Borrower.

              (D)  The Borrower agrees to indemnify and hold harmless the Letter of Credit Issuer from each and every claim, demand, liability, loss, cost or expense (including attorneys' fees and expenses) which may arise or be created by the Letter of Credit Issuer's acceptance of telecommunication instructions in connection with any Letter of Credit, including facsimile instructions in connection with any waiver of discrepancies.

            (x)  The Borrower will promptly examine each Letter of Credit issued hereunder, any amendments thereto and all information, documents and instruments delivered to the Borrower from time to time by the Letter of Credit Issuer or any of its correspondents. The Borrower shall notify the Letter of Credit Issuer within five Business Days after receipt of any of the foregoing if the Borrower claims that the Letter of Credit Issuer has failed to comply with the Borrower's instructions or the Letter of Credit Issuer's obligations with respect to such Letter of Credit or has wrongfully honored or dishonored any presentation under the Letter of Credit or if the Borrower claims any other irregularity. If the Borrower does not so notify the Letter of Credit Issuer within such time period, the Borrower shall be conclusively deemed to have waived, and therefore be precluded from asserting, such claims.

          (c)  Issuance of Credit Cards under the Revolving Facility.

              (i)  The Credit Card Issuer shall provide the Borrower with one or more Credit Cards with an aggregate credit limit of $250,000 during the period from the Effective Date through the Termination Date. The Borrower agrees to execute the Credit Card Issuer's standard business card agreement and any other documents the Credit Card Issuer may request in connection with the provision of such Credit Cards.

            (ii)  The Credit Card Issuer hereby grants to each Credit Card Participant, and, to induce the Credit Card Issuer to issue Credit Cards hereunder, each Credit Card Participant hereby accepts and purchases for the Credit Card Issuer, on the terms and conditions set forth below, for such Credit Card Participant's own account and risk, an undivided interest equal to such Credit Card Participant's Commitment Percentage in the Credit Card Issuer's obligations and rights under each Credit Card issued by the Credit Card Issuer hereunder and the amount of each draft paid by the Credit Card Issuer thereunder. Each Credit Card Participant unconditionally agrees with the Credit Card Issuer that, if any amounts are disbursed under any Credit Card issued by the Credit Card Issuer for which the Credit Card Issuer is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such Credit Card Participant shall, upon demand by the Credit Card Issuer, pay to the Administrative Agent for the account of the Credit Card Issuer an amount equal to such Credit Card Participant's Commitment Percentage of the amount of such disbursement, or any part thereof, which is not so reimbursed.

            (iii)  If any amount required to be paid by any Credit Card Participant to the Credit Card Issuer pursuant to Section 2.2(c)(ii), in respect of any unreimbursed portion of any disbursement made by the Credit Card Issuer under any Credit Card, is paid to the Administrative Agent for the account of the Credit Card Issuer within three Business Days after the date such payment is due, such Credit Card Participant shall, upon demand by the Credit Card Issuer, pay to the Administrative Agent for the account of the Credit Card Issuer an amount equal to the product of (a) such amount, times (b) the Federal Funds Effective Rate, during the period from and including the date such payment is required to the date on which such payment is immediately available to the Administrative Agent for the account of the Credit Card Issuer, times (c) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any Credit Card Participant pursuant to Section 2.2(c)(ii) is not in fact made available to the Administrative Agent for the account of the Credit Card Issuer by such Credit Card Participant within three Business Days after the date such payment is due, the Credit Card Issuer shall be entitled to recover from such Credit Card Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Floating Rate Advances hereunder. A certificate of any Credit Card Issuer submitted to any Credit Card Participant with respect to any amounts owing under this Section 2.2(c) shall be conclusive in the absence of manifest error.

            (iv)  Whenever, at any time after the Credit Card Issuer has made a disbursement under any Credit Card issued by the Credit Card Issuer and has received from any Credit Card Participant its pro rata share of such disbursement in accordance with Section 2.2(c)(ii), the Credit Card Issuer receives any payment related to such Credit Card (whether directly from the Borrower or otherwise), or any payment of interest on account thereof, the Credit Issuer will distribute to such Credit Card Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Credit Card Issuer shall be required to be returned by the Credit Card Issuer, such Credit Card Participant shall return to the Credit Card Issuer the portion thereof previously distributed by the Credit Card Issuer to it.

            (v)  If the balance owing on any Credit Card issued to the Borrower under this Section 2.2(c) is more than 60 days past due, the Administrative Agent may terminate such Credit Card.

          (d)  Issuance of Acceptances Under the Revolving Facility.

              (i)  The Letter of Credit Issuer agrees that it shall, on the terms and conditions hereinafter set forth, accept drafts (the "Drafts") drawn on the Letter of Credit Issuer and submitted to it in connection with Commercial Letters of Credit issued hereunder; provided, however, that no Draft will be accepted if the face amount thereof exceeds the least of the Unused Revolving Facility Commitment, the Unused Acceptance Sublimit or the Borrowing Base.

            (ii)  Each Draft presented for acceptance shall mature not later than 90 days after the date of presentation to the Letter of Credit Issuer for acceptance; provided, however, that no Draft shall have a maturity date later than the Termination Date unless the Letter of Credit Issuer otherwise agrees in its sole discretion. Notwithstanding the foregoing, if any Acceptance is Outstanding as of the Termination Date, the Borrower shall, on or before the Termination Date, deliver to the Letter of Credit Issuer, as collateral for the Borrower's obligations with respect to such Acceptance, immediately available funds in an amount equal to the face amount of each such Acceptance.

            (iii)  The Borrower represents and warrants that each Draft it presents for acceptance is an eligible Draft as determined by the Federal Reserve Bank and complies with the Federal Reserve Act and with applicable regulations of the Board of Governors of the Federal Reserve System of the United States governing banker's acceptances, or any successor thereto. Without limiting the generality of the foregoing, the Borrower represents and warrants that each Draft it presents for acceptance and discounting results from a bona fide business transaction and (a) will grow out of one or more transactions involving the importation or exportation of goods; (b) will grow out of one or more transactions involving the domestic shipment of goods; or (c) will be secured at the time of acceptance of the Draft by warehouse receipts or similar documents conveying or securing title and covering readily marketable goods. The Borrower represents and warrants that no other financing of the transactions underlying any requested Acceptance whether characterized as a loan, sale, or an account receivable has been obtained or will be solicited or accepted and that no lien or security interest in or rights to the subject matter under the underlying transaction has been or will be granted to any other person without the Letter of Credit Issuer's prior written consent. The Borrower further represents and warrants that (x) completion of each transaction related to a Draft is anticipated to occur on or before the maturity date of such Draft, (y) that the maturity of each Draft will be consistent with the period usually and reasonably necessary to finance transactions of such kind, and (z) that no banker's acceptances other than the Acceptance requested hereunder have been or will be outstanding with respect to the goods covered by the Draft whose acceptance is requested hereunder.

            (iv)  Each accepted Draft shall be held to maturity by the Letter of Credit Issuer unless otherwise agreed by the Letter of Credit Issuer in its sole discretion.

            (v)  The Borrower shall pay to the Letter of Credit Issuer a fee for the issuance of each Acceptance in an amount equal to the face amount of the Acceptance multiplied by two and three-quarters percent (2.75%) per year (calculated on the basis of a 360-day year and the actual number of days elapsed) for the period of time from the acceptance of the Draft creating the Acceptance through the date on which the Borrower pays such Draft in full to the Letter of Credit Issuer and such Acceptance shall be deemed to be "Outstanding" for that period of time. Such fee shall be paid upon acceptance of the Draft by the Letter of Credit Issuer. In addition, the Borrower shall pay to the Letter of Credit Issuer all of its normal and customary charges and fees for the issuance and administration of banker's acceptances.

            (vi)  The Borrower agrees to pay to the Letter of Credit Issuer the face amount of each Acceptance together with all unpaid charges of and expenses paid or incurred by the Letter of Credit Issuer in connection therewith on the maturity date of such Acceptance. All such payments to be made by the Borrower shall be made not later than 11:00 a.m. Seattle time on the due dates thereof (or, if earlier, on the Termination Date) in the manner provided for repayment of Advances under the terms of this Agreement.

          (vii)  The Letter of Credit Issuer hereby grants to each Letter of Credit Participant, and, to induce the Letter of Credit Issuer to accept Drafts hereunder, each Letter of Credit Participant hereby accepts and purchases from the Letter of Credit Issuer, on the terms and conditions set forth below, for such Letter of Credit Participant's own account and risk, an undivided interest equal to such Letter of Credit Participant's Commitment Percentage in the Letter of Credit Issuer's obligations and rights under each Draft accepted by the Letter of Credit Issuer hereunder. In the event that the Borrower fails to pay any Acceptance in full on the maturity date thereof, then each Letter of Credit Participant shall, upon demand by the Letter of Credit Issuer, pay to the Letter of Credit Issuer an amount equal to such Letter of Credit Participant's Commitment Percentage multiplied by the amount of such Acceptance, or any part thereof which is not so reimbursed. Such payments shall be made on the terms set forth in Section 2.2(b) applicable to payments to be made by the Letter of Credit Participants to the Letter of Credit Issuer in respect of payments on Letters of Credit which are not timely reimbursed by the Borrower.

        Section 2.3    Procedure for Borrowings.

          (a)    Borrowing Requests.    Each Borrowing Request for a Floating Rate Advance shall be made by the Borrower to the Administrative Agent not later than 9:00 A.M. (Seattle time) on the day of the proposed Borrowing. Each Borrowing Request (A) for the issuance of a Letter of Credit shall be made by the Borrower to the Letter of Credit Issuer not later than 9:00 A.M. (Seattle time) on the date of the proposed Borrowing, (B) for the issuance of a Credit Card shall be made by the Borrower to the Credit Card Issuer not later than 9:00 A.M. on the date of the proposed issuance of a Credit Card and (C) for the issuance of a Draft presented for acceptance shall be made by the Borrower to the Letter of Credit Issuer not later than 9:00 A.M. (Seattle time) on the date of the proposed Draft. Each Borrowing Request shall be made by an Authorized Officer of the Borrower by telephone or, if requested by the Administrative Agent, the Letter of Credit Issuer or the Credit Card Issuer, by telecopy or personal delivery, in writing, in substantially the form of Exhibit C hereto, fully and accurately specifying the information required therein. Each Borrowing Request shall be accompanied by a Borrowing Base Report dated, and accurate as of, the date submitted to the Administrative Agent. Upon receipt by the Administrative Agent of a Borrowing Request from the Borrower requesting a Floating Rate Advance under the Revolving Facility, the Administrative Agent shall promptly notify each Lender thereof. Thereafter, each Lender shall make the amount of its pro rata share of each Revolving Facility Advance available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in Section 8.2 prior to 1:00 P.M. (Seattle time), on the date of the proposed Borrowing in funds immediately available to the Administrative Agent. Such Revolving Facility Advance shall then be made available to the Borrower by the Administrative Agent.

          (b)    Availability of Borrowings.    The Administrative Agent shall make Borrowings available to the Borrower as follows:

              (i)  In the case of a Borrowing consisting of Advances, the Administrative Agent will make such funds available to the Borrower in immediately available funds to the account of the Borrower at Washington Mutual Bank, Account No. 3933688258, or such other account of the Borrower as may be approved by the Lender.

            (ii)  In the case of a Borrowing consisting of the issuance of a Letter of Credit, the Letter of Credit Issuer shall deliver the Letter of Credit to the beneficiary thereof on the date specified in the applicable Borrowing Request.

            (iii)  Unless the Administrative Agent shall have been notified in writing by any Lender prior to a Borrowing of a Revolving Facility Advance that such Lender will not make the amount that would constitute such Lender's Commitment Percentage of such Revolving Facility Advance available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the date of the Borrowing, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.3(b)(iii) shall be conclusive in the absence of is manifest error. If such Lender's Commitment Percentage of such Revolving Facility Advance is not made available to the Administrative Agent by such Lender within three Business Days of the date of such Borrowing, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Floating Rate Advances hereunder, on demand, from the Borrower.

        Section 2.4    Interest Rates; Late Charges.

          (a)    Advances.    The Borrower shall pay interest on the unpaid principal amount of each Floating Rate Advance from the date of such Advance until such principal amount is paid in full, at a rate per annum equal at all times to the Floating Rate in effect from time to time, payable monthly on the first day of each month while such Advance is Outstanding.

          (b)    Default Rate.    Any amount owing by the Borrower under this Agreement or any other Loan Document which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest, from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per year equal at all times to the Floating Rate plus three percent (3%).

          (c)    Late Charge.    If any payment due hereunder in respect of any Borrowing Outstanding is ten (10) days or more late, the Borrower shall be charged two percent (2%) of such payment or $25.00, whichever is greater; provided that no such amount shall be charged on or after the date on which the Administrative Agent has declared all amounts owing hereunder to be due and payable as provided in Section 6.2.

        Section 2.5    Repayment.

          (a)    Borrowings Under the Revolving Facility    The Borrower shall repay the outstanding principal amount of each Revolving Facility Advance made by the Lenders on the Termination Date, together with all accrued and unpaid interest thereon. The Borrower shall reimburse the Letter of Credit Issuer for all draws on each Letter of Credit as provided in Section 2.2(b)(vii).

          (b)    Borrowing Base Deficiency.    Notwithstanding anything in this Agreement to the contrary, in the event any Borrowing Base Report delivered to the Administrative Agent indicates that the Borrowing Base is less than zero, Borrower shall, subject to Section 2.7, within three Business Days of the date of delivery of such Borrowing Base Report, prepay an amount of Advances and/or deliver to the Administrative Agent an amount of additional cash collateral ("Additional Cash Deposits"), sufficient so that, after giving effect to all such prepayments and/or Additional Cash Deposits, the Borrowing Base shall equal zero or greater. Such prepayments shall be applied, pro rata in accordance with each Lender's Commitment Percentage, in payment of such Advances as the Administrative Agent may determine in its sole discretion. Such Additional Cash Deposits shall be held by the Administrative Agent as Cash Collateral for Borrower's obligation to repay Advances and reimburse the Letter of Credit Issuer for draws made on Outstanding Letters of Credit and Acceptances. Borrower shall be permitted to withdraw any Additional Cash Deposits in accordance with Section 2 of the Collateral Account Security Agreement at any time that the Borrowing Base is greater than zero, but only to the extent that such withdrawal does not cause the Borrowing Base to be less than zero.

        Section 2.6    Fees.

          (a)  Revolving Facility Fees.

              (i)  Upfront Facility Fee. On the Effective Date, the Borrower shall pay to the Administrative Agent for the account of the Lenders a facility fee equal to 1/4 of one percent (.25%) of the total Commitment.

            (ii)  Unused Commitment Fee. On each January 31, February 28, and March 31, 2003, the Borrower shall pay to the Administrative Agent for the benefit of the Lenders an unused commitment fee equal to 1/2 of one percent (0.5%) per annum of the amount equal to (A) the Commitment minus (B) the average of the aggregate principal and stated amounts of Revolving Facility Advances and Letters of Credit Outstanding on the last day of each month in the fiscal month then ended.

          (b)    Letter of Credit Fees.    The fees and charges for the issuance, payment and administration of Letters of Credit are set forth in the Letter of Credit Agreements.

          (c)    Administrative Agent Fee.    None.

        Section 2.7    Prepayments.

          (a)    Optional Prepayments.    If the Borrower desires to prepay any Advances, the Borrower shall give the Administrative Agent the same number of Business Days' written notice required in Section 2.3(a) for a Borrowing Request given with respect to Advances, specifying the proposed date and aggregate principal amount of the prepayment and the Interest Period or Interest Periods (if any) relating to such Advances. If notice of prepayment is given, the Borrower shall prepay the Advances comprising the same Borrowing in whole or in part with accrued interest to the date of such prepayment on the amount prepaid.

          (b)    Mandatory Prepayments.    If, on any date of determination, (i) the sum of (A) Revolving Facility Advances Outstanding, (B) Letters of Credit Outstanding, (C) Acceptances Outstanding and (D) the Credit Card sublimit of $250,000 exceeds (ii) the lesser of the Revolving Commitment or Section (1) of the Borrowing Base definition, the Borrower shall immediately prepay a principal amount of Revolving Facility Advances equal to such excess or, if such a principal amount of Revolving Facility Advances is not Outstanding, deliver to the Administrative Agent Cash Collateral, to hold as security for the Obligations, in an amount equal to such excess.

        Section 2.8    Payments and Computations.

          (a)  The Borrower shall make each payment hereunder and under the Note not later than 11:00 A.M. (Seattle time) on the day when due in U.S. Dollars to the Administrative Agent at 1201 Third Avenue, Suite 1000, Seattle, Washington 98101, or at such other location designated by notice from the Administrative Agent pursuant to the notice provision of this Agreement, in immediately available funds.

          (b)  All computations of interest and all fees pursuant to Section 2.6 shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an interest rate or an increased cost or of illegality hereunder shall be presumptive evidence thereof and binding for all purposes if made reasonably and in good faith.

          (c)  Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be.

        Section 2.9    Increased Costs.

          (a)  If, due to either (i) the introduction after the date of this Agreement of or any change after the date of this Agreement in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request issued or made after the date of this Agreement from or by any central bank or other governmental authority (whether or not having the force of law), in each case above, other than those referred to in Section 2.9(b), there shall be any increase in the cost to the Letter of Credit Issuer of agreeing to issue or maintain, or of issuing or maintaining any Letter of Credit, then the Borrower shall from time to time, upon demand by such Lender or the Letter of Credit Issuer, as the case may be, pay to such Lender or Letter of Credit Issuer additional amounts sufficient to reimburse such Lender or the Letter of Credit Issuer for all such increased costs. A certificate as to the amount of such increased cost, submitted to the Borrower by such Lender or the Letter of Credit Issuer, as the case may be, shall be presumptive evidence of such increased cost and binding for all purposes, if made reasonably and in good faith.

          (b)  If either (i) the introduction after the date of this Agreement of, or the application after the date of this Agreement as a result of phase-in or transitional rules of, or any change after the date of this Agreement in or in the interpretation of, any law or regulation or (ii) compliance by a Lender, the Letter of Credit Issuer or the Credit Card Issuer with any guideline or request issued or made after the date of this Agreement or deemed applicable after the date hereof as a result of phase-in or transitional rules from or by any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender, the, Letter of Credit Issuer or the Credit Card Issuer and such Lender, Letter of Credit Issuer or Credit Card Issuer determine(s) that the amount of such capital is increased by or based upon the existence of the Revolving Commitment or its Commitment Percentage of the Revolving Commitment (or by or based upon the issuance of or obligation to issue or purchase risk participations in Letters of Credit or Credit Cards), then, upon demand by such Lender, the Letter of Credit Issuer or the Credit Card Issuer, the Borrower shall immediately pay to the Lender, the Letter of Credit Issuer or the Credit Card Issuer, from time to time as specified by the Lender, the Letter of Credit Issuer or the Credit Card Issuer, additional amounts sufficient to compensate such Lender, the Letter of Credit Issuer or the Credit Card Issuer in the light of such circumstances, to the extent that such Lender, the Letter of Credit Issuer or the Credit Card Issuer reasonably determine(s) such increase in capital to be allocable to the maintenance of the Revolving Commitment or its Commitment Percentage of the Revolving Commitment (or the issuance and maintenance of or obligation to issue Letters of Credit or Credit Cards). A certificate as to such amounts submitted to the Borrower by a Lender, the Letter of Credit Issuer or the Credit Card Issuer, shall, if made reasonably and in good faith, be presumptive evidence of such amounts and binding for all purposes.

        Section 2.10    Illegality.    Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for a Creditor Party to perform its obligations hereunder to purchase risk participations in any Letter of Credit or Credit Card, for the Letter of Credit Issuer to issue or maintain Letters of Credit or for the Credit Card Issuer to issue or maintain Credit Cards, such Creditor Parties may, by notice to the Borrower, suspend the right of the Borrower to request Letters of Credit to be issued, as the case may be.

        Section 2.11    Evidence of Debt.    The Advances made by the Lenders to the Borrower, and the obligations of the Borrower to both reimburse the Letter of Credit Issuer for draws on Letters of Credit and reimburse the Credit Card Issuer for disbursements made under Credit Cards, shall be evidenced by a Note payable to the order of each Lender in a principal amount equal to such Lender's Commitment Percentage of the Revolving Commitment. Each Lender may maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower resulting from Advances and payments made from time to time hereunder. In any legal action or proceeding in respect of this Agreement or the Notes, the entries made in such account or accounts shall be presumptive evidence of the existence and amounts of the obligations of the Borrower therein recorded, if made reasonably and in good faith.

        Section 2.12    Collateral and Cash Collateral.    As security for the Obligations and for the performance by the Borrower of its other obligations hereunder and under all the other Loan Documents, the Borrower shall grant to the Administrative Agent, on behalf of and for the benefit of each Lender, the Letter of Credit Issuer, and the Credit Card Issuer, an attached, fully perfected, first-priority security interest in the Collateral and the Cash Collateral, subject to the terms of the Security Agreement and the Collateral Account Security Agreement, respectively.

        Section 2.13    Use of Proceeds.    Proceeds of the Revolving Facility Advances and disbursements made under Credit Cards shall be used for general corporate purposes of the Borrower, including for repayment of any other Advances and reimbursement of draws under Letters of Credit.

ARTICLE III

CONDITIONS OF BORROWING

        Section 3.1    Conditions Precedent to Effective Date.    The occurrence of the Effective Date is subject to the condition precedent that the Administrative Agent shall have received in form and substance satisfactory to the Administrative Agent and all duly executed by the parties thereto:

          (a)  The respective Revolving Facility Notes made payable to each Lender.

          (b)  A copy of the Articles of Incorporation of the Borrower certified by the Secretary of State of the state of its incorporation, and a copy of the Bylaws of the Borrower certified by its secretary.

          (c)  Certified copies of the resolutions of the Board of Directors of the Borrower approving the Borrowings contemplated hereby and authorizing the execution of the Loan Documents, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the Loan Documents.

          (d)  A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign the Loan Documents and the other documents to be delivered hereunder.

          (e)  Certificates of good standing of a recent date for the Borrower from the Secretary of State of the state of its incorporation.

          (f)    Payment of any unpaid fees due pursuant to Section 2.6.

          (g)  The execution of the Collateral Account Security Agreement by the Borrower and Washington Mutual.

          (h)  The Security Documents continue in full force and effect to secure all Obligations of the Borrower under this Agreement and any other Loan Documents.

          (i)    The Borrower warrants and represents to the Lenders that the only encumbrances and other matters of record affecting the Collateral as of the date of this Agreement are those which were of record on the date the existing UCC filings were placed of record or those which are Permitted Liens.

          (j)    Such other documents or instruments as the Administrative Agent may reasonably request.

        Section 3.2    Conditions Precedent to Each Borrowing.    The obligation of the Lenders to make or continue Revolving Facility Advances, or the obligation of the Letter of Credit Issuer to issue Letters of Credit or the Credit Card Issuer to issue Credit Cards, shall be subject to the following further conditions precedent:

          (a)  On the date of a Borrowing pursuant to Section 2.3, before and immediately after giving effect thereto, the following statements shall be true and correct, and the making by the Borrower of the applicable Borrowing Request shall constitute its representation and warranty that on and as of the date of such Borrowing or continuation, before and immediately after giving effect thereto, the following statements are true and correct:

              (i)  The representations and warranties contained in Article IV of this Agreement are correct in all material respects as though made on and as of such date, unless such representations and warranties are expressly stated to be made as of an earlier date;

            (ii)  The Security Documents continue in full force and effect to secure all Obligations of the Borrower under this Agreement and any other Loan Documents;

            (iii)  The Borrower warrants and represents to the Lenders that the only encumbrances and other matters of record affecting the Collateral as of the date of this Agreement are those which were of record on the date the existing UCC filings were placed of record or those which are Permitted Liens;

            (iv)  After giving effect to (A) a requested Borrowing or continuation of a Revolving Facility Advance, neither the Unused Revolving Facility Commitment nor the Borrowing Base will be less than zero; (B) a requested Borrowing of a Letter of Credit, the Unused Revolving Facility Commitment is not less than zero; (C) a requested Borrowing consisting of a Standby Letter of Credit, neither the Unused Revolving Facility Commitment nor the Unused SLC Sublimit is less than zero and (D) a requested Borrowing consisting of an Acceptance, neither the Unused Revolving Facility Commitment nor the Unused Acceptance Sublimit is less than zero;

            (v)  No event has occurred and is continuing, or would result from such Borrowing or continuation, which constitutes an Event of Default or Default;

            (vi)  The most recent financial statements of the Borrower delivered pursuant to Section 5.1(c)(i) present fairly the financial position and results of operations of the Borrower as of the date of, and for the periods presented in, such financial statements, and since the date of such financial statements there has not been any material adverse change in the financial condition or operations of the Borrower; and

          (vii)  The Borrower is in compliance with all covenants contained in Article V of this Agreement.

          (b)  If requested by the Administrative Agent, the Borrower shall have delivered to the Administrative Agent a Notice of Borrowing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

        The Borrower represents and warrants as follows:

        Section 4.1    Organization.    The Borrower is a corporation which is duly organized, validly existing, and in good standing under the laws of the State of Washington. The Borrower has the full power and authority to own its properties and to transact the businesses in which it is presently engaged or presently proposes to engage. The Borrower also is duly qualified as a foreign corporation and is in good standing in all states in which the failure to so qualify would have a material adverse effect on its businesses or financial condition.

        Section 4.2    Authorization.    The execution, delivery, and performance of this Agreement and all other Loan Documents by the Borrower, to the extent to be executed, delivered or performed by the Borrower, have been duly authorized by all necessary action by the Borrower; do not require the consent or approval of any other person, regulatory authority or governmental body; and do not conflict with, result in a violation of, or constitute a default under (a) any provision of its articles of incorporation or bylaws, or any agreement or other instrument binding upon the Borrower or (b) any law, governmental regulation, court decree, or order applicable to the Borrower.

        Section 4.3    Financial Information.    Each financial statement of the Borrower supplied to the Administrative Agent truly and completely disclosed the Borrower's financial condition as of the date of the statement, and there has been no material adverse change in the Borrower's financial condition subsequent to the date of the most recent financial statement supplied to the Administrative Agent. The Borrower has no material contingent obligations except as disclosed in such financial statements.

        Section 4.4    Legal Effect.    This Agreement constitutes, and any instrument or agreement required hereunder to be given by the Borrower when delivered will constitute, legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally and to general principles of equity (whether considered in a proceeding at law or in equity).

        Section 4.5    Properties.    Except for Permitted Liens, capital leases and real property leases, the Borrower owns and has good title to all of the Borrower's properties free and clear of all Liens, and has not executed any security documents or financing statements relating to such properties. All of the Borrower's properties are titled in the Borrower's legal name, and the Borrower has not used, or filed a financing statement under, any other name for at least the last five (5) years.

        Section 4.6    Hazardous Substances.    The Borrower's use of its properties comply in all material respects with all applicable laws and regulations relating to the environment, including all laws and regulations relating to pollution and environmental control.

        Section 4.7    Litigation and Claims.    No litigation, claim, investigation, administrative proceeding or similar action (including those for unpaid taxes) against the Borrower is pending or threatened, and no other event of a similar nature has occurred which may materially adversely affect the Borrower's financial condition or properties, except for (a) litigation, claims, or other events, if any, that have been disclosed to and acknowledged by each of the Lenders in writing and (b) threatened or pending claims which, if adversely determined against the Borrower, would not either individually or in the aggregate exceed $150,000.

        Section 4.8    Taxes.    To the best of the Borrower's knowledge, all tax returns and reports of the Borrower that are or were required to be filed, have been filed, and all taxes, assessments and other governmental charges have been paid in full, except those presently being or to be contested by the Borrower in good faith in the ordinary course of business and for which adequate reserves have been provided.

        Section 4.9    Lien Priority.    Unless otherwise previously disclosed to each of the Lenders in writing and except for Permitted Liens, the Borrower has not entered into or granted any Lien, or permitted the filing or attachment of any Lien on or affecting any of the Collateral that would be prior or that may in any way be superior to the Administrative Agent's Lien and rights, on behalf of the Creditor Parties, in and to such Collateral. At or prior to the Effective Date, Borrower has granted to the Administrative Agent, on behalf of and for the benefit of each of the Creditor Parties, an attached, fully perfected, first-priority security interest in the Collateral, subject to the terms of the Security Agreement.

        Section 4.10    Binding Effect.    This Agreement and all of the other Loan Documents are binding upon the Borrower as well as upon the Borrower's successors, representatives and assigns, and are legally enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally and to general principles of equity (whether considered in a proceeding at law or in equity).

        Section 4.11    Commercial Purposes.    The Borrower intends to use the proceeds of all Advances solely for business or commercial related purposes.

        Section 4.12    Employee Benefit Plans.    Each employee benefit plan as to which the Borrower may have any liability complies in all material respects with all applicable requirements of law and regulations, and (a) no Reportable Event or Prohibited Transaction (as defined in ERISA) has occurred with respect to any such plan, (b) the Borrower has not withdrawn from any such plan or initiated steps to do so, (c) no steps have been taken to terminate any such plan, and (d) there are no unfunded liabilities other than those previously disclosed to the Lenders in writing.

        Section 4.13    Location of The Borrower's Offices and Records.    The Borrower confirms that it is an organization and has more than one place of business. The Borrower's chief executive office is located at 701 N. 34th Street, Seattle, Washington 98103. Unless the Borrower has designated otherwise in writing, the Borrower's chief executive office is also the place where the Borrower keeps its records concerning the Collateral.

        Section 4.14    Information.    All information furnished by the Borrower to either the Administrative Agent or the Lenders for the purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all information hereafter furnished by or on behalf of the Borrower to either the Administrative Agent or the Lenders will be, true and accurate in every material respect on the date as of which such information is dated or certified; and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading.

        Section 4.15    Survival of Representations and Warranties.    The Borrower understands and agrees that the Lenders, without independent investigation, are relying upon the above representations and warranties in extending the Revolving Facility to the Borrower. The Borrower further agrees that the foregoing representations and warranties shall be continuing in nature and shall remain in full force and effect until such time as the Borrower's Indebtedness under this Agreement shall be paid in full, or until this Agreement shall be terminated in the manner provided above, whichever is the last to occur.

ARTICLE V

COVENANTS OF THE BORROWER

        Section 5.1    Affirmative Covenants.    So long as any Obligations remain Outstanding, the Borrower covenants and agrees that it will:

          (a)  Litigation. Promptly inform the Administrative Agent in writing of (i) all material adverse changes in the Borrower's financial condition, and (ii) all existing and all threatened litigation, claims, investigations, administrative proceedings or similar actions affecting the Borrower which could materially affect the financial condition of the Borrower.

          (b)  Financial Records. Maintain its books and records in accordance with GAAP, applied on a consistent basis, and permit the Administrative Agent or any Lender to examine and audit the Borrower's books and records at all reasonable times upon reasonable prior notice from the Administrative Agent or any such Lender to the Borrower.

          (c)  Reporting Requirements.

              (i)  Financial Statements. Furnish the Administrative Agent with, as soon as available, but in no event later than thirty (30) days after the end of each fiscal month, the consolidated balance sheet and consolidated statement of income and retained earnings of the Borrower and its subsidiaries for this period ended, prepared and certified as correct to the best knowledge and belief by the Borrower's chief financial officer or other officer or person acceptable to the Administrative Agent. All financial reports required to be provided under this Agreement (A) shall be prepared in accordance with GAAP, applied on a consistent basis, (B) certified by the Borrower as being true and correct and (C) accompanied by a certificate of the Borrower's chief financial officer demonstrating compliance with the financial covenants set forth in Section 5.3.

            (ii)  Aging and Listing of Accounts Receivable. Deliver to the Administrative Agent within twenty (20) days after the end of each month, a summary of the Borrower's accounts and contracts receivable aging as of the last day of the month, which shall be net of any adjustments made at the end of that month, all in a form acceptable to the Administrative Agent.

            (iii)  Inventory Report. Deliver to the Administrative Agent within twenty (20) days after the end of each month inventory reports detailing location, amounts of raw materials and finished goods on a monthly basis, prepared in form acceptable to the Administrative Agent.

            (iv)  Borrowing Base Report. Deliver to the Administrative Agent within twenty (20) days after the end of each calendar month, a Borrowing Base Report setting forth the information therein as of the end of such calendar month.

            (v)  Insurance Reports. Furnish to the Administrative Agent, upon request of the Administrative Agent, reports on each existing insurance policy showing such information as the Administrative Agent may reasonably request, including the following: (A) the name of the insurer; (B) the risks insured; (C) the amount of the policy; (D) the properties insured; (E) the then current property values on the basis of which insurance has been obtained, and the manner of determining those values; and (F) the expiration date of the policy.

            (vi)  Additional Information. Furnish such additional information and statements, lists of assets and liabilities, agings of receivables and payables, inventory schedules, budgets, forecasts, tax returns, and other reports with respect to the Borrower's financial condition and business operations as the Administrative Agent may reasonably request from time to time.

          (d)  Insurance. Maintain fire and other risk insurance, public liability insurance, and such other Insurance as the Administrative Agent on behalf of the Creditor Parties may require with respect to the Borrower's properties and operations, in form, amounts, coverages and with insurance companies reasonably acceptable to the Administrative Agent. The Borrower, upon request of the Administrative Agent, will deliver to the Administrative Agent from time to time the policies or certificates of insurance in form satisfactory to the Administrative Agent, including stipulations that coverages will not be cancelled or diminished without at least ten (10) days' prior written notice to the Administrative Agent. Each insurance policy also shall include an endorsement providing that coverage in favor of the Administrative Agent on behalf of the Creditor Parties will not be impaired in any way by any act, omission or default of the Borrower or any other Person. In connection with all policies covering the Collateral, the Borrower will provide the Administrative Agent with such loss payable or other endorsements as the Administrative Agent may require.

          (e)  Other Agreements. Comply with all terms and conditions of all other agreements, whether now or hereafter existing, between the Borrower and any other party and notify the Administrative Agent immediately in writing of any default in connection with any other such agreements that would likely have a material adverse effect on the Borrower's business or financial condition.

          (f)    Loan Proceeds. Use all proceeds of the Advances solely for the Borrower's business operations, unless specifically consented to the contrary by the Required Lenders in writing.

          (g)  Taxes, Charges and Liens. Pay and discharge when due all of its Indebtedness and obligations, including all assessments, taxes, governmental charges, levies and liens, of every kind and nature, imposed upon the Borrower or its properties, income, or profits, prior to the date on which penalties, would attach, and all lawful claims that, if unpaid, might become a lien or charge upon any of the Borrower's properties, income, or profits; provided however, the Borrower will not be required to pay and discharge any such assessment, tax, charge, levy, lien or claim so long as (i) the legality of the same shall be contested in good faith by appropriate proceedings, and (ii) the

  Borrower shall have established on its books adequate reserves with respect to such contested assessment, tax, charge, levy, lien, or claim in accordance with GAAP. The Borrower, upon demand of the Administrative Agent, will furnish to the Administrative Agent evidence of payment of the assessments, taxes, charges, levies, liens and claims and will authorize the appropriate governmental official to deliver to the Administrative Agent at any time a written statement of any assessments, taxes, charges, levies, liens and claims against the Borrower's properties, income, or profits.

          (h)  Performance. Perform and comply with all terms, conditions, and provisions set forth in this Agreement and in the other Loan Documents in a timely manner, and promptly notify the Administrative Agent if the Borrower learns of the occurrence of any event which constitutes an Event of Default under this Agreement or under any of the other Loan Documents.

          (i)    Operations. Maintain executive and management personnel with substantially the same qualifications and experience as the present executive and management personnel; conduct its business affairs in a reasonable and prudent manner and in material compliance with all applicable federal, state and municipal laws, ordinances, rules and regulations respecting its properties, charters, businesses and operations, including compliance with the Americans With Disabilities Act and with all minimum funding standards and other requirements of ERISA and other laws applicable to the Borrower's employee benefit plans.

          (j)    Inspection. Permit employees or agents of the Administrative Agent at any reasonable time to inspect any and all Collateral and the Borrower's other properties, and to examine or audit the Borrower's books, accounts, and records (including detailed aging reports of accounts and contracts receivable) and to make copies and memoranda of the Borrower's books, accounts, and records. If the Borrower now or at any time hereafter maintains any records (including computer generated records and computer software programs for the generation of such records) in the possession of a third party, the Borrower, upon request of the Administrative Agent, shall notify such party to permit the Administrative Agent free access to such records at all reasonable times and to provide the Administrative Agent with copies of any records it may request, all at the Borrower's expense.

          (k)  Annual Collateral Audit. Upon request of the Administrative Agent, permit employees or agents of the Administrative Agent to perform an annual audit of any and all Collateral.

          (l)    Environmental Compliance and Reports. Comply in all respects with all environmental protection federal, state and local laws, statutes, regulations and ordinances.

          (m)  Additional Assurances. Make, execute and deliver to the Administrative Agent such promissory notes, mortgages, deeds of trust, security agreements, financing statements, instruments, documents and other agreements as the Administrative Agent or its attorneys may reasonably request to evidence and secure the Borrowings and to perfect all Liens in the Collateral.

        Section 5.2    Negative Covenants. So long as any Obligations remain Outstanding, the Borrower covenants and agrees that it will not:

          (a)    Indebtedness and Liens.    (i) Except for trade debt incurred in the normal course of business and the Obligations, create, incur or assume Indebtedness, other than capital leases, (ii) except for Permitted Liens, grant or permit to exist any Lien on any of the Borrower's assets, or (iii) sell with recourse any of the Borrower's accounts, except to the Lenders.

          (b)    Continuity of Operations.    (i) Engage in any business activities substantially different than those in which the Borrower is presently engaged, (ii) cease operations, liquidate, merge, transfer, acquire or consolidate with any other entity, other than mergers, transfers, acquisitions or consolidations in which the consideration has a fair market value of less than $3,500,000.00 and the

  Borrower is the acquiring or surviving entity, or (iii) change its name, dissolve or transfer or sell Collateral or other assets out of the ordinary course of business except (A) transfers, sales or dispositions of Collateral that is obsolete or worn out property disposed of in the ordinary course of business and (B) other asset dispositions provided that such other asset dispositions do not exceed $200,000.00 in the aggregate for any fiscal year.

          (c)    Loans, Acquisitions and Guaranties.    (i) Loan, invest in or advance money or assets, or purchase, create or acquire any interest in any other enterprise or entity, except (A) commercial bank demand deposits and time deposits maturing within one year, (B) marketable general obligations of the United States or a state or marketable obligations fully guaranteed by the United States, (C) short-term commercial paper with the highest rating of a generally recognized rating service, (D) loans and advances to employees in the ordinary course of business related to expenses incurred in the ordinary course of employment not to exceed $750,000 outstanding at any time (which total will exclude advances to employees in the ordinary course for commissions, draws or sample inventory), (E) bankers' acceptances, repurchase agreements, or other investments reasonably acceptable to the Administrative Agent and (F) loans or advances to, or investments in wholly owned subsidiaries in an amount not to exceed $7,000,000.00 excluding costs associated with restructuring or discontinuing the Borrower's European operations or (ii) incur any obligation as surety or guarantor other than in the ordinary course of business.

        Section 5.3    Financial Covenants.    So long as any Obligations remain Outstanding, the Borrower covenants and agrees that unless it receives the prior written consent of the Required Lenders, it will:

          (a)  Tangible Net Worth. Not permit, as of November 30, 2002 and the last day of each fiscal month thereafter, Tangible Net Worth to be less than $67,200,000.

          (b)  Working Capital. Not permit, as of November 30, 2002 and the last day of each fiscal month thereafter, Working Capital to be less than $58,200,000.00.

ARTICLE VI

EVENTS OF DEFAULT

        Section 6.1    Events of Default.    The following events shall constitute events of default hereunder ("Events of Default"):

          (a)  Default on Indebtedness. Failure of the Borrower (i) to pay when due any principal of or interest on the Advances, (ii) to reimburse the Letter of Credit Issuer when due for any drawing on any Letter of Credit or pay any Draft when due, (iii) to reimburse the Credit Card Issuer when due for any disbursement under any Credit Card, or (iv) to pay when due any other amount due hereunder or under any of the other Loan Documents and, in the case of a failure described in the foregoing clause (iv), the continuance thereof for a period of five (5) days.

          (b)  Other Defaults. Failure of the Borrower to comply with or to perform when due any other term obligation, covenant or condition contained in this Agreement or in any of the other Loan Documents, or failure of the Borrower to comply with or to perform any other term, obligation, covenant or condition contained in any other agreement between the Creditor Parties and/or the Administrative Agent and the Borrower and/or its subsidiaries.

          (c)  Default in Favor of Third Parties. Default of the Borrower under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person that may materially affect any of the Borrower's property or the Borrower's ability to repay the Borrowings or perform its obligations under this Agreement or any of the other Loan Documents.

          (d)  False Statements. Any warranty, representation or statement made or furnished to the Creditor Parties and/or the Administrative Agent by or on behalf of the Borrower under this Agreement or the other Loan Documents is false or misleading in any material respect at the time made or furnished, or becomes false or misleading at any time thereafter.

          (e)  Defective Collateralization. This Agreement or any of the other Loan Documents ceases to be in full force and effect (including failure of the Security Agreement, the Collateral Account Security Agreement, or any other Loan Document to create a valid and perfected first-priority Lien in the Collateral) at any time and for any reason.

          (f)    Insolvency. The dissolution or termination of the Borrower's existence as a going business, the insolvency of the Borrower, the appointment of a receiver for any part of the Borrower's property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against the Borrower.

          (g)  Creditor or Forfeiture Proceedings. Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of the Borrower or by any governmental agency, including a garnishment, attachment, or levy on or of any of the Borrower's deposit accounts, provided, however, that the foregoing shall not constitute an Event of Default if there is a good faith dispute by the Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding (other than any such proceeding instituted by the Administrative Agent), the Borrower gives the Administrative Agent written notice of such creditor or forfeiture proceeding and the Borrower establishes reserves or a surety bond for such creditor or forfeiture proceeding reasonably satisfactory to the Administrative Agent.

          (h)  Adverse Change. A material adverse change occurs in the Borrower's financial condition.

        Provided, however, that none of the foregoing events (other than those referred to in paragraph (a)) shall constitute an Event of Default hereunder if (i) it is curable and if the Borrower has not been given a notice of a similar default within the preceding twelve (12) months and (ii) the Borrower, after receiving written notice from the Administrative Agent demanding cure of such default, (A) cures the default within fifteen (15) days or (B) if the cure requires more than fifteen (15) days, immediately initiates steps which the Required Lenders deem in their sole discretion to be sufficient to cure the default and thereafter continues and completes all reasonable and necessary steps sufficient to produce compliance as soon as reasonably practical.

        Section 6.2    Remedies.    If an Event of Default shall have occurred and be continuing, the Administrative Agent may, by notice to the Borrower, (a) declare the obligation of the Lenders to make Advances, the obligation of the Letter of Credit Issuer to issue Letters of Credit and accept Drafts and the obligation of the Credit Card Issuer to issue a Credit Card to be terminated, whereupon the same shall forthwith terminate, and (b) declare (i) the Notes and all interest thereon, (ii) an amount equal to the stated amount of each Outstanding Letter of Credit (notwithstanding that the obligation of the Borrower to reimburse any draws under any such Letter of Credit may be contingent or not matured), (iii) an amount equal to the aggregate amount of disbursements made under any issued Credit Cards, and (iv) all other Obligations (whether or not contingent or unmatured) to be immediately due and payable, whereupon the Notes, all such interest, all such amounts payable with respect to Outstanding Letters of Credit and issued Credit Cards and all such other Obligations shall become and be immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that if an Event of Default under Section 6.1(f) shall occur, (A) the obligation of the Lenders to make Advances, the obligation of the Letter of Credit Issuer to issue Letters of Credit and accept Drafts and the obligation of the Credit Card Issuer to issue Credit Cards shall automatically be terminated and

(B) the Notes, all interest thereon, an amount equal to the stated amount of each Outstanding Letter of Credit (notwithstanding that the obligation of the Borrower to reimburse any draws under any such Letter of Credit may be contingent or not matured), an amount equal to the aggregate amount of disbursements made under any issued Credit Cards and all other obligations (whether or not contingent or unmatured) shall automatically become and be immediately due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

        Section 6.3    Adjustments, Right of Set-Off.

          (a)  If any Creditor Party (a "Benefited Lender") shall at any time receive any payment of all or part of the Obligations owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 6.1(f) and (g), or otherwise), in a greater proportion than any such payment to or Collateral received by any other Creditor Party, if any, in respect of the Obligations owing to each such other Creditor Party, or interest thereon, such Benefited Lender shall purchase for cash from the other Creditor Parties a participating interest in such portion of the Obligations owing to each such other Creditor Party, or shall provide such other Creditor Parties with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the Creditor Parties; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

          (b)  Upon the declaration of the Obligations, as due and payable pursuant to the provisions of Section 6.2, each Creditor Party is hereby authorized on behalf of the Creditor Parties at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by said Creditor Party to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and the other Loan Documents irrespective of whether or not such Creditor Party shall have made any demand. The rights of the Creditor Parties under this Section are in addition to other rights and remedies (including other rights of set-off) which the Creditor Parties may have.

        Section 6.4    Cumulative Remedies.    If an Event of Default shall occur and be continuing, the Administrative Agent on behalf of the Creditor Parties may proceed to enforce the Loan Documents by exercising such remedies as are available thereunder or in respect thereof under applicable law, whether for specific performance of any covenant or other agreement contained in the Loan Documents or in aid of the exercise of any power granted in the Loan Documents. No remedy conferred in this Agreement or the other Loan Documents is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or therein or now or hereafter existing at law, in equity, by statute or otherwise.

        Section 6.5    Application of Payments.    After the occurrence and during the continuance of an Event of Default, the Administrative Agent on behalf of the Creditor Parties shall apply all funds received in respect of amounts owing under this Agreement and the other Loan Documents in such order as the Required Lenders may determine in their sole discretion notwithstanding any instruction from the Borrower.

ARTICLE VII

THE ADMINISTRATIVE AGENT

        Section 7.1    Appointment.    Each Creditor Party hereby irrevocably designates and appoints the Administrative Agent as the agent of such Creditor Party under this Agreement and the other Loan Documents, and each such Creditor Party irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Creditor Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

        Section 7.2    Delegation of Duties.    The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

        Section 7.3    Exculpatory Provisions.    Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable to any of the Creditor Parties for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Creditor Parties for any recitals, statements, representations or warranties made by the Borrower or any representative thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrower to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Creditor Party to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower.

        Section 7.4    Reliance by Administrative Agent.    The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in taking any action or in failing or refusing to take any action under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Creditor Parties and all future holders of the obligations owing by the Borrower hereunder.

        Section 7.5    Notice of Default.    The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Creditor Party or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Creditor Parties. The Administrative Agent shall take such action with respect to such

Default or Event of Default as shall be reasonably directed by the Required Creditor Parties; provided that unless and until the Administrative Agent shall have received such directions, and the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Creditor Parties.

        Section 7.6    Non-Reliance on Administrative Agent and Other Creditor Parties.    Each Creditor Party expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Creditor Party. Each Creditor Party represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Creditor Party, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and made its own decision to make Advances hereunder and enter into this Agreement. Each Creditor Party also represents that it will, independently and without reliance upon the Administrative Agent or any other Creditor Party, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Creditor Parties by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Creditor Party with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

        Section 7.7    Indemnification.    The Creditor Parties agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the aggregate Advances Outstanding shall have been reduced to zero, ratably in accordance with their Commitment Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including at any time following the payment of the amounts owing hereunder) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Creditor Party shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Administrative Agent's gross negligence or willful misconduct. The agreements in this Article VII shall survive the payment of the Loans and all other amounts payable hereunder.

        Section 7.8    Administrative Agent in Its Individual Capacity.    The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though the Administrative Agent were not the Administrative Agent hereunder and under the other Loan Documents. With respect to the Advances made by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any

Creditor Party and may exercise the same as though it were not the Administrative Agent, and the term "Creditor Party" shall include the Administrative Agent in its individual capacity.

        Section 7.9    Successor Administrative Agent.    The Administrative Agent may resign as Administrative Agent upon 30 days' notice to the Creditor Parties. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Creditor Parties a successor agent for the Creditor Parties, which successor agent shall be approved by the Borrower, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term "Administrative Agent" shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement. After any retiring Administrative Agent's resignation as Administrative Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

ARTICLE VIII

MISCELLANEOUS

        Section 8.1    Amendments.    An amendment, modification or waiver of any provision of this Agreement or the other Loan Documents, or a consent to any departure by the Borrower therefrom, including any amendment, modification or waiver reducing the amount of principal of an Outstanding Advance, extending the Termination Date or reducing the stated amount of any interest, fee or other amount payable to any Creditor Party under this Agreement, or any amendment, modification or waiver of any provision of this Section 8.1, or any amendment reducing the percentage specified in the definition of "Required Lenders", or any consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, shall be effective against the Creditor Parties if, but only if, it shall be in writing and approved and signed by the Required Lenders, and then such a waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that: (a) any amendment, modification or waiver of any provision of Article VII must be approved by written consent of the Administrative Agent and the Required Lenders; (b) any amendment, modification or waiver of any provision of Section 2.2(b) must be approved by written consent of the Letter of Credit Issuer and the Required Lenders; and (c) any amendment, modification or waiver of any provision of Section 2.2(c) must be approved by written consent of the Credit Card Issuer and the Required Lenders.

        Section 8.2    Notices.

        Except as otherwise specifically provided in this Agreement, all notices and other communications provided for hereunder shall be in writing (including telecopier) and mailed, telecopied or otherwise transmitted or delivered, as follows:

  If to the Borrower at:

    Cutter & Buck Inc.
    701 N. 34th Street
    Seattle, WA 98103
    Attention: Ernest R. Johnson, Chief Financial Officer
    Telecopy: (206) 448-3034
    Telephone (206) 830-6640

        If to a Lender, the Administrative Agent, the Letter of Credit Issuer, the Credit Card Issuer, or any other Creditor Party, at the address as set forth under its name on the signature page of this Agreement; or, as to any party, at such other address as shall be designated by such party in a written notice to the other party or parties.

        All such notices and communications shall, (i) if mailed, be effective three (3) Business Days following deposit in the United States mail, postage prepaid, (ii) if delivered by air courier, be effective the first Business Day following transmittal to the air courier and (iii) if telecopied, be effective when telecopied and electronic confirmation of transmission is received, except that notices and communications to the Administrative Agent, the Letter of Credit Issuer or the Credit Card Issuer pursuant to Article II shall not be effective until received by the Administrative Agent, the Letter of Credit Issuer or the Credit Card Issuer, as the case may be. A notice received by the Administrative Agent, the Letter of Credit Issuer or the Credit Card Issuer by telephone pursuant to a provision of this Agreement providing for telephone notice shall be effective if such party believes in good faith that it was given by an Authorized Officer of the Borrower and acts pursuant thereto, notwithstanding the absence of written confirmation.

        Section 8.3    No Waiver; Remedies.    No failure on the part of the Administrative Agent to exercise, and no delay in exercising, on behalf of the Creditor Parties, any right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right. The remedies provided herein and in the other Loan Documents are cumulative and not exclusive of any remedies provided by law.

        Section 8.4    Costs and Expenses; Indemnification.

          (a)    Costs of Preparation and Administration of Loan Documents.    The Borrower agrees to pay on demand the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent in connection with the preparation, execution and delivery of this Agreement and the other Loan Documents and the performance of any annual audit of Collateral. In addition, the Borrower shall pay any and all stamp and other taxes, recording fees, escrow fees, title insurance premiums, fees for searches of public records, collateral audit expenses (other than the counsel expenses described above), and all other out-of-pocket costs and expenses payable in connection with the execution and delivery of this Agreement and the other Loan Documents and the administration thereof, and shall save the Administrative Agent and the Creditor Parties harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes, fees, costs and expenses.

          (b)    Costs of Litigation.    In the event of any Default or Event of Default under this Agreement, or in the event that any dispute arises (whether or not such dispute is with the Borrower) relating to the interpretation, enforcement or performance of this Agreement or any of the other Loan Documents, the Administrative Agent and the Creditor Parties shall be entitled to collect from the Borrower on demand all fees and expenses incurred in connection therewith, including fees of attorneys, accountants, appraisers, environmental inspectors, consultants, expert witnesses, arbitrators, mediators and court reporters, subject, in circumstances other than a bankruptcy or insolvency proceeding, to applicable law providing that the prevailing party is entitled to be awarded its reasonable costs and attorneys' fees. Without limiting the generality of the foregoing, the Borrower shall pay all such costs and expenses incurred in connection with: (i) arbitration or other alternative dispute resolution proceedings, trial court actions and appeals; (ii) bankruptcy or other insolvency proceedings of the Borrower, any guarantor or other party liable for any of the obligations under this Agreement or any of the other Loan Documents, or any party having any interest in any security for any of those obligations; (iii) judicial or nonjudicial foreclosure on, or appointment of a receiver for, any property securing the obligations of the Borrower; (iv) post-judgment collection proceedings; (v) all claims, counterclaims, cross-claims and defenses asserted in any of the foregoing whether or not they arise out of or are related to this Agreement or any other Loan Document; (vi) all preparation for any of the foregoing; and (vii) all settlement negotiations with respect to any of the foregoing.

          (c)    Indemnification.    The Borrower agrees to indemnify and hold each of the Administrative Agent and the Creditor Parties and their respective officers, directors, employees and agents (collectively, "Indemnified Parties" and, individually, a "Indemnified Party") free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities, damages and expenses (regardless of whether such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys' fees and disbursements (the "Indemnified Liabilities") incurred by any of the Indemnified Parties as a result of, or arising out of, or relating to, any Letter of Credit or any transaction financed or to be financed in whole or in part out of the proceeds of any thereof or otherwise involving any thereof, except for any such Indemnified Liabilities arising on account of the relevant Indemnified Party's negligence or misconduct.

        Section 8.5    Binding Effect; Successors and Assigns; Participations and Assignments.

          (a)  This Agreement shall be binding upon and inure to the benefit of the Borrower, the Creditor Parties, the Administrative Agent and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Creditor Party.

          (b)  Any Lender may, in the ordinary course of its business and in accordance with applicable law, with the consent of the Borrower (such consent not to be unreasonably withheld), at any time sell to one or more banks or other entities ("Participants") participating interests in such Lender's Commitment. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, and the Borrower, the Administrative Agent, the Letter of Credit Issuer, the Credit Card Issuer and other Creditor Parties shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any party of this Agreement therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, any Advance or any fees payable hereunder, or postpone the Termination Date, in each case to the extent subject to such participation. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.9 and 8.4(c) with respect to its participation in the Commitment and the Advances Outstanding from time to time as if it was a Lender; provided that, no Participant shall be entitled to receive any greater amount pursuant to any such section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

          (c)  Any Lender may, in the ordinary course of its business and in accordance with applicable law, with the consent of the Borrower (such consent not to be unreasonably withheld), at any time and from time to time assign to any Lender or any Affiliate thereof or, with the consent of the Borrower, the Letter of Credit Issuer, the Credit Card Issuer, the Administrative Agent, and other Creditor Parties (which in each case shall not be unreasonably withheld), to any other Person (collectively, "Purchasing Lenders") all or any part of its rights and obligations under this Agreement and the other Loan Documents pursuant to an Assignment and Acceptance, substantially in the form of Exhibit D, executed by such Purchasing Lender that is not then a Lender or an Affiliate thereof, by the Borrower, the Administrative Agent, the Letter of Credit Issuer and the Credit Card Issuer and delivered to the Administrative Agent for its acceptance and recording in the Register (as defined below); provided, that, except in the case of an assignment of all of a Lender's rights and obligations under this Agreement, (x) the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment shall equal at least $5,000,000 and (y) after giving effect to each such assignment, the amount of the remaining

  Commitment of the assigning Lender shall equal at least $2,000,000 (or, in each case, such lesser amount as the Borrower may consent to). Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment Percentage as set forth therein, and (y) the transferor Lender thereunder shall to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of a transferor Lender's rights and obligations under this Agreement, such transferor Lender shall cease to be a party hereto). Such Assignment and Acceptance shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender.

          (d)  The Administrative Agent, on behalf of the Borrower, shall maintain at the address of the Administrative Agent referred to in Section 8.2 a copy of each Assignment and Acceptance delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitment Percentage of, and principal amount of the Advances owing to, and risk participations in Letters of Credit or Credit Cards purchased by, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the percentage owner of an Advance, risk participation or other obligation hereunder as the owner thereof for all purposes of this Agreement and the other Loan Documents, notwithstanding any notice to the contrary. The Register shall be available for inspection by the Borrower or any Creditor Party at any reasonable time and from time to time upon reasonable prior notice.

          (e)  Upon its receipt of an Assignment and Acceptance executed by a transferor Lender and a Purchasing Lender (and, in the case of a Purchasing Lender that is not then a Lender or an Affiliate thereof, by the Borrower, the Administrative Agent, the Letter of Credit Issuer and the Credit Card Issuer), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Creditor Parties and the Borrower.

          (f)    The Borrower authorizes each Lender to disclose to any Participant or Purchasing Lender (each, a "Transferee") and any prospective Transferee any and all financial information in such Lender's possession concerning the Borrower and its Affiliates which has been delivered to such Lender by or on behalf of the Borrower pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender's credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

          (g)  Nothing herein shall prohibit any Creditor Party from pledging or assigning all or any portion of its Advance and its risk participation in any Letter of Credit or Credit Card to any Federal Reserve Bank in accordance with applicable law.

        Section 8.6    Execution in Counterparts.    This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

        Section 8.7    Governing Law.    All of the Loan Documents shall be governed by and construed in accordance with the laws of the state of Washington, without regard to the choice of law provisions or principles of Washington law, except to the extent that the Uniform Commercial Code as enacted in the state of Washington provides that the validity or perfection of any security interests in, or remedies in respect of, any particular Collateral are governed by the laws of a jurisdiction other than the state of Washington (the "Governing Laws"). Except as otherwise provided in this Agreement or any of the other Loan Documents and unless inconsistent with any provision of the Governing Laws that cannot be waived, the Uniform Customs and Practice for Documentary Credits of the International Chamber of Commerce ("UCP") as in effect from time to time are fully incorporated herein and shall apply to all Letters of Credit issued hereunder.

        Section 8.8    Mediation/Arbitration Provisions.

          (a)    Policy—Mediation.    The parties hope there will be no disputes arising out of their relationship. To that end, each commits to cooperate in good faith and to deal fairly in performing its duties under this Agreement in order to accomplish their mutual objectives and avoid disputes. But, if a dispute arises, the parties agree to resolve all disputes by the following alternate dispute resolution process: (i) the parties will seek a fair and prompt negotiated resolution but if this is not successful, (ii) all disputes shall be resolved by binding arbitration, provided that during this process, (iii) at the request of either party made not later than seventy-five (75) days after the initial arbitration demand, the parties will attempt to resolve any dispute by nonbinding mediation (but without delaying the arbitration hearing date). The parties recognize that negotiation or mediation may not be appropriate to resolve some disputes and agree that either party may proceed with arbitration without negotiating or mediating. The parties confirm that by agreeing to this alternate dispute resolution process, they intend to give up their right to have any dispute decided in court by a judge or jury.

          (b)    Binding Arbitration.    Any claim between the parties arising out of or relating to this Agreement shall be determined by arbitration in Seattle commenced in accordance with RCW 7.04.060; provided that the total award by a single arbitrator (as opposed to a majority of three arbitrators) shall not exceed $250,000, including interest, attorneys' fees and costs. If either party demands a total award greater than $250,000, there shall be three (3) neutral arbitrators. If the parties cannot agree on the identity of the arbitrator(s) within ten (10) days of the arbitration demand, the arbitrator(s) shall be selected by the American Arbitration Association (AAA) office in Seattle FROM ITS LARGE, COMPLEX CASE PANEL (OR HAVE SIMILAR PROFESSIONAL CREDENTIALS). Each arbitrator shall be an attorney with at least fifteen (15) years' experience in banking or commercial law and shall reside in the Seattle metropolitan area. Whether a claim is covered by this Agreement shall be determined by the arbitrator(s). All statutes of limitations which would otherwise be applicable shall apply to any arbitration hereunder.

          (c)    Procedures.    The arbitration shall be conducted in accordance with the AAA Commercial Arbitration Rules, in effect on the date hereof, as modified by this Agreement. Submission of dispositive motions shall be at the discretion of arbitrator(s). As may be shown to be necessary to ensure a fair hearing, the arbitrator(s) may authorize appropriate discovery; and may enter pre-hearing orders regarding (without limitation) scheduling, interrogatories, document exchange, depositions, witness and exhibit disclosure and issues to be heard. The arbitrator(s) shall not be bound by the rules of evidence or of civil procedure, but may consider such writings and oral presentations as reasonable business people would use in the conduct of their day-to-day affairs, and may require the parties to submit some or all of their case by written declaration or such other manner of presentations as the arbitrator(s) may determine to be appropriate.

          (d)    Hearing—Law—Appeal Limited.    The arbitrator(s) shall take such steps as may be necessary to hold a private heating within one hundred twenty (120) days of the initial demand for arbitration and to conclude the hearing within three (3) days; and the arbitrator(s)' written decision shall be made not later than fourteen (14) calendar days after the hearing. The parties have included these time limits in order to expedite the proceeding, but they are not jurisdictional, and the arbitrator(s) may for good cause afford or permit reasonable extensions or delays, which shall not affect the validity of the award. The written decision shall contain a brief statement of the claim(s) determined and the award made on each claim. In making the decision and award, the arbitrator(s) shall apply applicable substantive law. Absent fraud, collusion or willful misconduct by an arbitrator, the award shall be final, and judgment may be entered in any court having jurisdiction thereof. The arbitrator(s) may award injunctive relief or any other remedy available from a judge, including the joinder of parties or consolidation of this arbitration with any other involving common issues of law or fact or which may promote judicial economy, and may award attorneys' fees and costs to the prevailing party but shall not have the power to award punitive or exemplary damages. The decision and award of the arbitrators need not be unanimous; rather, the decision and award of two arbitrators shall be final.

          (e)    Provisional Remedies, Self-Help and Foreclosure.    In addition to any actions taken under the preceding subparagraphs: (i) the Administrative Agent on behalf of the Creditor Parties may exercise all rights and remedies available under law with respect to any collateral, deposits and accounts, including: offset, self-help, sale or other disposition of collateral, attachment, injunction, appointment of a receiver, judicial foreclosure and deficiency judgment or foreclosure by power of sale; (ii) by exercising any such rights and remedies under (i) the Administrative Agent shall not waive the provisions of paragraphs (a) through (d) above; (iii) any issues of law or fact which arise in connection with the exercise by the Administrative Agent on behalf of the Creditor Parties of any rights and remedies available to the Creditor Parties may at the Administrative Agent's election be determined by arbitration in accordance with paragraphs (a) through (d) above; and (iv) notwithstanding my other provision of this Agreement, so long as an arbitration demand has not been filed or served with respect to a claim, either party may elect to assert such claim in the small claims department of the appropriate district court under RCW Ch. 12.40.

        Section 8.9    Severability.    Any provision of the Loan Documents that is prohibited or unenforceable in any jurisdiction shall be ineffective to the extent of such prohibition or unenforceability in such jurisdiction without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. To the extent permitted by applicable law, the parties waive any provision of law which renders any provision of any other Loan Documents prohibited or unenforceable in any respect.

        Section 8.10    Entire Agreement.    This Agreement and the other Loan Documents constitute the final and complete expression of the parties with respect to the transactions contemplated by this Agreement and replace and supersede all prior discussions, negotiations and understandings with respect thereto. Neither this Agreement nor any term hereof nor of the other Loan Documents may be changed, waived, discharged or terminated except as provided herein.

        Section 8.11    Descriptive Headings.    The descriptive headings of the various provisions of this Agreement are for convenience of reference only, do not constitute a part hereof, and shall not affect the meaning or construction of any provision hereof.

        Section 8.12    Gender, Number, Interpretation.    Whenever appropriate to the meaning of this Agreement or the other Loan Documents, use of the singular shall be deemed to refer to the plural, the use of the plural to the singular, and pronouns of certain gender to either or both the other genders. Whenever the word "including" is used in this Agreement, it shall be read to mean "including but not limited to."

        Section 8.13    Confirmation of Security Documents.    The Borrower acknowledges and agrees that each of the Security Documents continues, and will continue, in full force and effect to secure all of the obligations of the Borrower under this Agreement and any other Loan Documents,

[SIGNATURES FOLLOW]

        The parties have duly executed and delivered this Agreement as of the date first written above.

  ORAL AGREEMENTS OR ORAL COMMITMENTS TO LEND MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

BORROWER:	CUTTER & BUCK INC.
	By:	/s/ ERNEST R. JOHNSON
	Name:	Ernest R. Johnson
	Its:	Senior Vice President and CFO
ADMINISTRATIVE AGENT, LETTER OF CREDIT ISSUER, AND CREDIT CARD ISSUER:	WASHINGTON MUTUAL BANK
	By:	/s/ PETER BENTLEY
	Name:	Peter Bentley
	Its:	Vice President
Address for Notices:
1201 Third Avenue, Suite 1000 Seattle, Washington 98101 Attention: Peter Bentley Telecopy: (206) 377-2575
OTHER CREDITOR PARTIES:	WASHINGTON MUTUAL BANK
	By:	/s/ PETER BENTLEY
	Name:	Peter Bentley
	Its:	Vice President
Address for Notices:
1201 Third Avenue, Suite 1000 Seattle, Washington 98101 Attention: Peter Bentley Telecopy: (206) 377-2575

QuickLinks

  Exhibit 10.1
FIFTH AMENDED AND RESTATED LOAN AGREEMENT
RECITALS
ARTICLE I DEFINITIONS AND ACCOUNTING TERMS
ARTICLE II AMOUNTS AND TERMS OF THE BORROWINGS
ARTICLE III CONDITIONS OF BORROWING
ARTICLE IV REPRESENTATIONS AND WARRANTIES
ARTICLE V COVENANTS OF THE BORROWER
ARTICLE VI EVENTS OF DEFAULT
ARTICLE VII THE ADMINISTRATIVE AGENT
ARTICLE VIII MISCELLANEOUS